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Exhibit 99.1

Guitar Center, Inc. and subsidiaries

Consolidated Balance Sheets

(in thousands)

	March 31, 2002	December 31, 2001
Assets
Current assets:
Cash and cash equivalents	$4,892	$17,480
Accounts receivable, net	21,509	19,243
Merchandise inventories	261,074	249,685
Prepaid expenses and deposits	12,815	6,404
Deferred income taxes	4,744	4,744

Total current assets	305,034	297,556
Property and equipment, net	79,596	81,056
Goodwill, net	23,094	21,032
Deposits and other assets, net	5,225	5,040

	$412,949	$404,684

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$72,583	$78,287
Accrued expenses and other current liabilities	28,793	38,834
Merchandise advances	11,840	12,780
Revolving line of credit	97,762	76,904
Current portion of long-term debt	551	638

Total current liabilities	211,529	207,443
Other long-term liabilities	3,677	3,716
Deferred income taxes	2,733	2,733
Long-term debt	66,954	66,924

Total liabilities	284,893	280,816
Stockholders' equity
Preferred Stock; authorized 5,000 shares at March 31, 2002 and December 31, 2001, none issued and outstanding	—	—
Common Stock, $0.01 par value, authorized 55,000 shares, issued and outstanding 22,346 at March 31, 2002 and 22,315 at December 31, 2001, respectively	224	223
Additional paid in capital	248,812	248,063
Accumulated deficit	(120,980)	(124,418)

Total stockholders' equity	128,056	123,868

	$412,949	$404,684

Guitar Center, Inc. and subsidiaries

Consolidated Statements of Income

(In thousands, except per share data)

	Three months ended March 31,
	2002	2001
Net sales	$251,536	$213,152
Cost of goods sold, buying and occupancy	187,375	158,321

Gross profit	64,161	54,831
Selling, general and administrative expense	55,447	43,756

Operating income	8,714	11,075
Interest expense, net	3,165	3,067

Income before income taxes	5,549	8,008
Income taxes	2,111	3,043

Net income	$3,438	$4,965

Net income per share
Basic	$0.15	$0.22

Diluted	$0.15	$0.22

Weighted average shares outstanding
Basic	22,333	22,095

Diluted	22,836	22,573

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  Exhibit 99.1
Guitar Center, Inc. and subsidiaries Consolidated Balance Sheets (in thousands)
Guitar Center, Inc. and subsidiaries Consolidated Statements of Income (In thousands, except per share data)